UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2004

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	file number)	Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568

(Address of principal executive offices)

(Registrant’s telephone number, including area code): (925) 560-9000

Item 9. Regulation FD Disclosure.

        On July 20, 2004, Simpson Manufacturing Co., Inc. announced its second quarter 2004 earnings in a press release reproduced below:

PRESS RELEASE –July 20, 2004

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES SECOND QUARTER EARNINGS

Dublin, CA — Simpson Manufacturing Co., Inc. (the “Company”) announced today that its 2004 second quarter net sales increased 24.2% to $181,835,310 as compared to net sales of $146,460,792 for the second quarter of 2003. Net income increased 23.4% to $21,814,497 for the second quarter of 2004 as compared to net income of $17,681,608 for the second quarter of 2003. Diluted net income per common share was $0.89 for the second quarter of 2004 as compared to $0.71 for the second quarter of 2003. In the first half of 2004, net sales increased 30.0% to $341,751,045 as compared to net sales of $262,916,972 in the first half of 2003. Net income increased 38.5% to $39,763,967 in the first half of 2004 as compared to net income of $28,706,509 in the first half of 2003. Diluted net income per common share was $1.62 in the first half of 2004 as compared to $1.15 in the first half of 2003.

In the second quarter of 2004, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the western and northeastern regions. Simpson Strong-Tie’s second quarter sales increased 25.3% over the same quarter last year, while Simpson Dura-Vent’s sales increased 15.7%. Dealer distributors, contractor distributors and lumber dealers were the fastest growing Simpson Strong-Tie connector sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Engineered wood products and seismic and high wind products had the highest percentage growth rates in sales, while core products, which include joist hangers and column bases and caps, and anchor systems products showed solid growth. Sales of Simpson Dura-Vent’s chimney, gas vent, and pellet vent products increased compared to the second quarter of 2003, while sales of its Direct-Vent product line decreased slightly.

Income from operations increased 23.2% from $28,906,286 in the second quarter of 2003 to $35,622,350 in the second quarter of 2004 and gross margins decreased from 41.6% in the second quarter of 2003 to 40.9% in the second quarter of 2004. This decrease was primarily due to increased in material costs, mainly steel, the prices of which have continued to increase, partially offset by improved absorption of overhead costs resulting from increased sales volume. To reduce the influence of rising steel prices, the Company purchased additional steel in the fourth quarter of 2003 and early in the second quarter of 2004. In addition, the Company raised its prices in the second quarter of 2004 and has implemented another price increase in July of 2004. Steel prices are expected to remain unsettled over a number of months and if they stay at their current levels or increase further and the Company is not able to maintain its price increases, its margins could deteriorate.

Selling expenses increased 23.9% from $12,383,934 in the second quarter of 2003 to $15,338,162 in the second quarter of 2004, primarily due to increased costs associated with the addition of sales personnel and increased promotional activities. General and administrative expenses increased 19.8% from $19,601,051 in the second quarter of 2003 to $23,490,160 in the second quarter of 2004. This increase was primarily due to increased cash profit sharing, as a result of higher operating income, and stock option expenses. The increase was also partially due to higher legal expenses and increased cost associated with the addition of administrative employees. The tax rate was 38.5% in the second quarter of 2004, down from 39.1% in the second quarter of 2003. The decrease was primarily due to tax credits in an enterprise zone related to the expansion of the Company’s facilities in Stockton, California, and tax credits related to research and development costs.

In the first half of 2004, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the northeastern, southern and western regions. Simpson Strong-Tie’s sales increased 32.6% over the first half of 2003, while Simpson Dura-Vent’s sales increased 12.1%. Dealer distributors, lumber dealers and contractor distributors were the fastest growing Simpson Strong-Tie connector sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Engineered wood products and seismic and high wind products had the highest percentage growth rates in sales, while core products and anchor systems products showed solid growth. Sales of Simpson Strong-Tie’s Strong-Wall products were strong during the first half of 2004, primarily due to the growth in the first quarter. Sales of Simpson Dura-Vent’s gas vent, chimney, and pellet vent products increased compared to the first half of 2003, while sales of its Direct-Vent product line decreased.

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Income from operations increased 37.0% from $47,391,431 in the first half of 2003 to $64,929,638 in the first half of 2004 and gross margins increased from 40.5% in the first half of 2003 to 40.7% in the first half of 2004. This increase was primarily due to improved absorption of overhead costs resulting from increased sales volume as well as other production and delivery costs, partially offset by an increase in material costs, mainly steel, the prices of which have continued to increase.

Selling expenses increased 18.7% from $23,910,643 in the first half of 2003 to $28,383,690 in the first half of 2004, primarily due to increased costs associated with the addition of sales personnel, including those related to the acquisition in May 2003 of MGA Construction Hardware & Steel Fabricating Limited and MGA Connectors Limited (collectively, “MGA”) in Canada, and increased promotional activities. General and administrative expenses increased 29.9% from $35,199,776 in the first half of 2003 to $45,719,980 in the first half of 2004. This increase was primarily due to increased cash profit sharing, as a result of higher operating income, and stock option expenses. The increase was also partially due to higher legal expenses and increased cost associated with the addition of administrative employees, including those related to the acquisition of MGA. In addition, in the first quarter of 2004, the Company donated $0.5 million to a university in central California to help fund the research and development of innovative construction practices. The tax rate was 38.9% in the first half of 2004, down from 39.7% in the first half of 2003. The decrease was primarily due to tax credits in an enterprise zone related to the expansion of the Company’s facilities in Stockton, California, and tax credits related to research and development costs.

The Company signed a letter of intent to acquire the assets of Quik Drive, U.S.A., Inc. and its related companies, which manufacture collated fasteners and fastener delivery systems which are marketed in the U.S., Canada and Australia. The cost of the acquisition is proposed to be approximately $30.0 million in cash and $5.0 million in stock. The transaction is proposed to be completed later this year. The transaction is subject to negotiation of a definitive agreement, regulatory and other approvals and other conditions. In April 2004, the Company’s Danish subsidiary acquired 100% of the shares of ATF Furrer Holz GmbH (“ATF”), in Switzerland, for approximately $0.6 million. ATF distributes a line of hidden connectors in some European countries.

In July 2004, the Company’s Board declared a dividend of $0.10 per share. The record date for this dividend is October 6, 2004, and it will be paid on October 26, 2004.

In the second quarter of 2004, the Company spent approximately $28.1 million to repurchase 518,427 shares of its Common Stock as part of the $50.0 million that the Company’s Board of Directors authorized in December 2003 to reduce the dilutive effect of recently granted stock options. The Company plans to repurchase 57,000 additional shares under this plan in the third quarter of 2004. The approximate cost of this transaction is expected to be between $3.0 million and $3.2 million at current prices.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Wednesday, July 21, 2004, at 6:00 am, Pacific Time. To participate, callers may dial 800-540-0559. The call will be webcast simultaneously as well as being available for approximately one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to be substantially different from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (ix) changes in trade regulations; (x) the effect of acquisition activity; (xi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

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The Company’s results of operations for the three and six months ended June 30, 2004 and 2003, are as follows:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2004	2003	2004	2003
Net sales	$ 181,835,310	$146,460,792	$341,751,045	$262,916,972
Cost of sales	107,384,638	85,569,521	202,721,737	156,415,122

Gross profit	74,450,672	60,891,271	139,029,308	106,501,850

Selling expenses	15,338,162	12,383,934	28,383,690	23,910,643
General and administrative expenses	23,490,160	19,601,051	45,715,980	35,199,776

Income from operations	35,622,350	28,906,286	64,929,638	47,391,431
Interest income (expense), net	(164,484)	106,808	108,363	236,757

Income before taxes	35,457,866	29,013,094	65,038,001	47,628,188
Provision for income taxes	13,643,369	11,331,486	25,274,034	18,921,679

Net income	$ 21,814,497	$ 17,681,608	$ 39,763,967	$ 28,706,509

Net income per share:
Basic	$ 0.91	$ 0.72	$ 1.65	$ 1.17
Diluted	0.89	0.71	1.62	1.15
Weighted average shares outstanding:
Basic	24,012,686	24,604,164	24,142,474	24,592,820
Diluted	24,434,951	24,957,412	24,552,762	24,936,338
Other data:
Depreciation and amortization	$ 4,963,240	$ 4,136,908	$ 9,680,271	$ 8,103,361
Pre-tax stock compensation expense	1,288,662	516,876	2,794,795	1,092,023

The Company’s financial position as of June 30, 2004 and 2003, and December 31, 2003, is as follows:

	June 30, (Unaudited)		December 31, (Unaudited)
	2004	2003	2003
Cash and short-term investments	$ 79,047,209	$109,908,299	$139,873,752
Trade accounts receivable, net	122,318,563	94,699,861	66,073,296
Inventories	130,852,748	97,004,974	106,202,713
Other current assets	12,519,446	11,356,524	12,114,903

Total current assets	344,737,966	312,969,658	324,264,664

Property, plant and equipment, net	115,767,127	104,461,724	107,226,319
Goodwill	23,320,674	21,787,934	23,655,860
Other noncurrent assets	7,369,447	7,142,537	6,545,547

Total assets	$491,195,214	$446,361,853	$461,692,390

Trade accounts payable	33,593,372	$ 19,325,007	$ 22,567,291
Notes payable and current portion of long-term debt	813,001	1,977,686	1,113,657
Other current liabilities	42,336,114	35,075,969	31,085,815

Total current liabilities	76,742,487	56,378,662	54,766,763

Long-term debt	2,482,698	5,313,247	5,177,936
Other long-term liabilities	1,164,452	838,418	1,443,440
Stockholders’ equity	410,805,577	383,831,526	400,304,251

Total liabilities and stockholders’ equity	$491,195,214	$446,361,853	$461,692,390

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE: July 20, 2004	By	/s/ Michael J. Herbert Michael J. Herbert Chief Financial Officer

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